SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Internet America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Internet America, Inc.

350 North St. Paul, Suite 3000

Dallas, Texas 75201

(214) 861-2500

October 8, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Internet America, Inc., a Texas corporation, to be held at 10:00 a.m., local time, on November 12, 2003, at the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201. All shareholders of record as of September 22, 2003, are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of directors. We have also enclosed a copy of our Annual Report for the fiscal year ended June 30, 2003.

Internet America’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of Internet America and its shareholders and unanimously recommends a vote “FOR” each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly.

Directors and officers of Internet America will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend. Even if you expect to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope without delay. If you attend the Meeting, you may vote in person even if you have previously mailed your proxy.

On behalf of your Board of Directors, thank you for your support.

Sincerely,

WILLIAM E. (BILLY) LADIN Chairman of the Board and CEO

Internet America, Inc.

350 North St. Paul, Suite 3000

Dallas, Texas 75201

(214) 861-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 12, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Internet America, Inc. (“Internet America”) will be held at 10:00 a.m., local time, on November 12, 2003, at the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, for the purpose of considering and acting upon:

(1)	The election of two members of the Board of Directors; and

(2)	Such other matters as may properly come before the Meeting or any adjournments thereof.

The close of business on September 22, 2003, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 business days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open for examination by any shareholder during ordinary business hours at the offices of Internet America at One Dallas Centre, 350 North St. Paul, Suite 3000, Dallas, Texas 75201. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By Order Of The Board Of Directors

ELIZABETH PALMER DAANE

Secretary

Dallas, Texas

October 8, 2003

Internet America, Inc.

350 North St. Paul, Suite 3000

Dallas, Texas 75201

(214) 861-2500

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 12, 2003

This Proxy Statement is being first mailed on or about October 10, 2003, to shareholders of Internet America, Inc., a Texas corporation, by the Board of Directors to solicit proxies (the “Proxies”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held at 10:00 a.m., local time, on November 12, 2003 the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, or at such other time and place to which the Meeting may be adjourned (the “Meeting Date”).

The purpose of the Meeting is to consider and act upon: (1) the election of two directors; and (2) such other matters as may properly come before the Meeting or any adjournments thereof.

All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted: (1) FOR the election of the persons named herein under “Election of Directors” as nominees for election as directors; and (2) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked by providing written notice of such revocation to our stock transfer agent, American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York, 10038, which notice must be received prior to the Meeting. If notice of revocation is not received by such date, a shareholder may nevertheless revoke a Proxy by attending the Meeting and voting in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

The record date for determining the shareholders entitled to vote at the Meeting is the close of business on September 22, 2003 (the “Record Date”), at which time we had issued and outstanding 10,379,938 shares of Common Stock, par value $.01 per share (the “Common Stock”). Common Stock is our only class of outstanding voting securities. Each share of Common Stock is entitled to one vote on each matter to be voted at the Meeting.

QUORUM AND VOTING

The presence in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in such holder’s name.

In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting. Votes may be cast in favor of or withheld with respect to a director nominee. Votes that are withheld will be counted toward a quorum but will not be counted for purposes of the election of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table sets forth information as of September 22, 2003 regarding the beneficial ownership of Common Stock of (1) each person or group known by us to beneficially own 5% or more of the outstanding shares of Common Stock, (2) each director, nominee for director and our Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”) and (3) all executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

Name and Address of Beneficial Owner or Group(1)	Amount and Nature of Beneficial Ownership		Percent of Class
William E. (Billy) Ladin, Jr. Chairman of the Board and Chief Executive Officer	785,254	(2)	7.5%
Gary L. Corona Director	168,624	(2)	1.6%
Elizabeth P. Daane Vice President, General Counsel and Secretary	28,750	(2)	*
Jack T. Smith Former Chief Executive Officer and Director	641,811	(2)	6.2%
Peter C. Gibbons Former President, Chief Operating Officer and Director	95,374		*
Micro Capital Fund, L.P. (3)	732,063		7.1%
J.N. Palmer Family Partnership (4)	700,000		6.7%
All directors and executive officers as a group (three persons) (5)	982,628	(5)	9.3%

* Less than one percent.

(1)	The address of each officer and director is in care of Internet America at One Dallas Centre, Suite 3000, Dallas, Texas 75201. Mr. Ladin was formerly the President and a Director of our wholly owned subsidiary, PDQ.Net, Inc.

(2)	Includes options to purchase 22,500, 140,000, 28,750 and 45,000 shares of Common Stock granted to Ladin, Corona, Daane and Smith, respectively, that are exercisable within 60 days of September 22, 2003.

(2)	Information reported about Micro Capital Fund, L.P. is derived from a Schedule 13D/A filed by William O. Hunt on September 12, 2003. Mr. Hunt was Chairman of the Board of Directors until April 2003 and was a director until July 2003. According to Mr. Hunt’s Schedule 13D/A, Micro Capital Fund, L.P. purchased the shares from Mr. Hunt on September 11, 2003. Micro Capital Fund, L.P.’s address is 410 Jessie Street, Suite 1002, San Francisco, CA 94103.

(4)	Information reported about the J. N. Palmer Family Partnership is derived from a Schedule 13D filed on or about April 17, 2002. The J. N. Palmer Family Partnership’s address is 6360 I-55N, Suite 330, Jackson, Mississippi 39211.

(5)	The group consists of Messrs. Ladin and Corona and Ms. Daane. Includes options to purchase 22,500, 140,000 and 28,750 shares of Common Stock granted to Ladin, Corona and Daane, respectively, that are exercisable within 60 days of September 22, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes of two directors each serving staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders at which the terms of such directors expire and their respective successors are elected and qualified. Our Bylaws provide that the Board of Directors shall consist of at least one director. The term of office of directors in Class I will expire at this Meeting, the term of office of directors in Class II will expire at the annual meeting for 2004 and the term of office of directors in Class III will expire at the annual meeting for 2005. Effective July 26, 2003, William O. Hunt resigned as a member of the Board of Directors. Effective August 14, 2003, Peter C. Gibbons resigned as a member of the Board of Directors. Effective September 19, 2003, Jack T. Smith resigned as a member of the Board of Directors. There was already one vacancy on the Board prior to these resignations, so there are currently four vacancies that will exist on the Board until replacements are elected in accordance with our Bylaws. Proxies cannot be voted for more than two persons.

In connection with our acquisition of PDQ.Net in November 1999, we agreed to use our reasonable best efforts to elect William E. (Billy) Ladin, Jr. to the Board of Directors for so long as Mr. Ladin and John N. Palmer collectively own more than 5% of the Company’s outstanding Common Stock.

The Board of Directors has approved the submission to the shareholders of William E. (Billy) Ladin, Jr. and Gary L. Corona as nominees, each to serve a three-year term as director expiring at the annual meeting for 2006 and until his successor is elected and has qualified. Messrs. Ladin and Corona have served as directors since before the last annual meeting of shareholders. It is intended that Messrs. Ladin and Corona will be placed in nomination and that the shares represented by Proxies will be voted for their election. The nominees have each indicated their willingness to serve as a member of the Board of Directors, if elected; however, if at the time of the Meeting, Messrs. Ladin or Corona should be unwilling or unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute, as the Board of Directors recommends. The Board has no reason to believe that either of Messrs. Ladin or Corona will be unwilling or unable to serve as a director. The Board unanimously recommends that shareholders vote “FOR” the election of Messrs. Ladin and Corona.

The following sets forth information as to the nominees for election at the Meeting and each of the directors whose term of office will continue after the Meeting:

NAME	AGE	POSITION	CURRENT TERM EXPIRING
Nominees for a three-year term ending in 2006:
William E. (Billy) Ladin, Jr.(1)(2)	62	Chairman of the Board	2003 (Class I)
Gary L. Corona (1)(2)	52	Director	2003 (Class I)

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

William E. (Billy) Ladin, Jr. Mr. Ladin became CEO and Chairman of the Board of Directors in September 2003 after serving as Vice Chairman and as a director of Internet America since January 2000. He joined Internet America in connection with its acquisition of PDQ.Net, a Houston-based Internet service provider that Mr. Ladin formed in 1997. Mr. Ladin served as chief executive officer of PDQ.Net until its acquisition by Internet America. Ladin was instrumental in growing PDQ.Net into Houston’s largest independent Internet service provider, known for providing quality connectivity at an affordable price. Prior to forming PDQ.Net, Ladin was a successful entrepreneur having been involved with founding and operating a number of publicly held companies, including The ForeFront Group, a Houston Internet company; ComputerCraft, a chain of micro-computer retail stores that grew to 65 stores during his management; Mobil Communications Corporation, known as MobilCom, a paging company that was sold to Bell South in 1988; Lifemark, a hospital company that merged with AMI in 1984 and First of Texas Incorporated, a Houston based investment banking firm.

Gary L. Corona has served as one of our directors since May 1998. Mr. Corona is a self-employed business consultant, private investor and entrepreneur. From February 1999 to September 2002, Mr. Corona was employed by Carl Westcott LLC, a private capital firm. From March 1997 to February 1999, Mr. Corona was General Manager of the Automotive Division of Jayhawk Acceptance Corporation. From July 1996 to August 1997, Mr. Corona served as a business consultant for Carl Westcott LLC. From July 1990 until its acquisition by Primedia, Inc., in June 1996, Mr. Corona was Vice President, New Business Development of Westcott Communications, Inc.

Meetings and Committees of the Board of Directors

Our business is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires attention or action by the Board of Directors between scheduled meetings. During fiscal 2003, the Board of Directors met six times and acted by unanimous written consent two times. During fiscal 2003, each member of the Board of Directors participated in greater than 75% of the Board of Directors and applicable committee meetings held during the period for which he was a director. The Board of Directors has an Audit Committee and a Compensation Committee.

Audit Committee. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee provides advice and direction to management and the auditors based on information it receives from them, discussions with them, and the general business, financial and accounting experience of each committee member.

Among other matters, the Audit Committee reviews the professional services and independence of our independent auditors, as well as the adequacy of our accounting procedures and internal controls. The Audit Committee is responsible for hiring the firm selected to be our independent public accountants, for approving the fees paid and monitoring the performance of such firm. The Audit Committee also reviews the results and scope of the annual audit; reviews with management the status of internal accounting controls; evaluates any problem areas having a potential financial impact on us that may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates all of our public financial reporting documents. The Audit Committee pre-approves all auditing services and non-audit services performed by the independent auditors in accordance with the requirements of the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was filed as an Appendix to the Company’s proxy statement for fiscal 2002. During fiscal 2003, the Audit Committee was comprised of William O. Hunt and Mr. Corona. Mr. Ladin joined the Audit Committee in August 2003 after Mr. Hunt’s resignation from the Board of Directors. Mr. Corona is independent, as defined by Rule 4200(a)(14) of the NASD’s listing standards. Mr. Ladin is not independent, as defined by Rule 4200(a)(14) of the NASD’s listing standards, because he is currently employed by the Company as its Chief Executive Officer. During fiscal 2003, the Audit Committee met four times and acted by unanimous written consent once.

Compensation Committee. The Compensation Committee recommends compensation for all executive officers and administers incentive compensation and benefit plans. During fiscal 2003, the Compensation Committee was comprised of Messrs. Hunt and Corona. Mr. Ladin joined the Compensation Committee in August 2003 after Mr. Hunt’s resignation from the Board of Directors. The Compensation Committee did not meet in fiscal 2003.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s most recent audited financial statements with management, has discussed with Deloitte & Touche the matters required to be discussed by SAS 61, as modified or supplemented, has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Deloitte & Touche their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Committee:

William E. (Billy) Ladin, Jr.

Gary L. Corona

Compensation of Directors

Directors who are not also our employees receive an annual retainer upon election to the Board of $6,000 (pro rata for the first partial year) and an additional $750 for each Board and committee meeting attended. All of our directors are reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings. Non-employee directors also are eligible to participate in the Company’s health insurance plan, with the Company paying a portion of the premium. Under our 1998 Nonqualified Stock Option Plan, each non-employee director, upon election to the Board of Directors will receive a nonqualified option to purchase 22,500 shares of Common Stock (which will be immediately exercisable), and following the third anniversary of his election to the Board of Directors, and each third anniversary thereafter, and only if such non-employee director continues to be a member of the Board, such director will receive a nonqualified option to purchase 20,000 shares of Common Stock (with such options vesting 25% annually, commencing on the date of issuance and continuing on the first, second and third anniversaries of the date of issuance, subject to such director’s continued status as a member of the Board of Directors, and further subject to the terms and provisions of the 1998 Nonqualified Stock Option Plan). Each non-employee director holding office at the time of consummation of our initial public offering in 1998 received such options and the annual retainer as if he had been initially elected as of such date.

Under a Consulting Agreement dated April 20, 1999, which terminated April 19, 2003, Mr. Corona provided his services as an independent contractor in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services we requested from time-to-time. In November 1999 we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $10.00 per share as compensation under the Consulting Agreement. In addition, we reimbursed Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement. Mr. Corona has received no other compensation under the Consulting Agreement.

We retained Carl Westcott LLC as our non-exclusive financial advisor under a letter agreement dated April 20, 1999. Mr. Corona was employed by Carl Westcott LLC from February 1999 to September 2002. Under the letter agreement, Carl Westcott LLC assisted us in identifying and contacting appropriate acquisition candidates, negotiating and structuring strategies, proposals, and transaction documents, conducting due diligence, analyzing the economic effects to us of a transaction, and completing other matters related to closing such transactions. In fiscal 2000, we paid Westcott LLC aggregate fees in the amount of $225,000 related to the acquisitions of NeoSoft, Inc., PDQ.Net, Inc. and subscribers of Pointe Communications Corporation, INTX Networking, L.L.C. and Kdi Internet Solutions. No fees have been paid to Westcott LLC since fiscal 2000.

Our Articles of Incorporation, as amended, provide that we shall indemnify our executive officers and directors to the fullest extent permitted by law. We have also entered into an agreement with each of our directors and certain of our officers in which we have agreed to indemnify each of them to the fullest extent permitted by law. In fiscal 2003, we indemnified two former directors for losses incurred by them in connection with certain litigation against them and the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Our executive compensation objective is to maximize shareholder value by attracting, rewarding and retaining highly qualified, productive and motivated individuals who will assist us in achieving our strategic plans and goals. The key components of our executive compensation are base salary, stock options and incentive bonuses.

The Compensation Committee annually reviews and establishes base salaries, which the Board believes are at levels competitive with industry and regional pay practices and economic conditions. In determining appropriate salary levels, the Committee considers the individual’s level and scope of responsibility and performance contributions, as well as internal and market comparisons. We award stock options under the 1998 Nonqualified Stock Option Plan and quarterly cash bonuses. Options and cash bonuses are to reward executive officers for meeting certain performance criteria and achieving certain financial and operational goals. Payment of cash bonuses are also contingent upon the Company attaining certain levels of operating profitability. In fiscal 2003, Messrs. Smith and Gibbons received the cash bonuses specified in the Summary Compensation Table, below.

Submitted by the Compensation Committee:

Gary L. Corona

William E. (Billy) Ladin, Jr.

Summary Compensation Table

The following table sets forth information regarding compensation paid to the Named Executive Officers for the fiscal periods indicated. No other executive officers were compensated over $100,000 in fiscal 2003.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Option		All Other Compensation
Jack T. Smith Former Chief Executive Officer(1)	2003 2002 2001	$200,000 200,000 161,539	$120,000 120,000 20,000	— — —		$9,840 16,908 67,408	(2) (2) (2)
Peter C. Gibbons Former President and Chief Operating Officer (3)	2003 2002 2001	$150,000 150,000 121,154	$120,000 120,000 50,000	— 150,000 150,000	(4) (5)	$46,158 — —	(6)
Elizabeth P. Daane Vice President, General Counsel and Secretary	2003 2002 2001	$120,000 120,000 113,654	— — —	— — —		— — —

(1)	Mr. Smith was employed by the Company from September 2000 until September 2003.
(2)	Consists of credits for interest and payment of taxes pursuant to a Stock Purchase Agreement and Promissory Note between Mr. Smith and the Company. See description of Stock Purchase Agreement and Promissory Note set forth below under the title “Employment Agreements.”
(3)	Mr. Gibbons was employed by the Company from September 2000 until September 2003.
(4)	Mr. Gibbons was granted an option on August 15, 2001 to purchase 150,000 shares of Common Stock at an exercise price of $0.35 per share.
(5)	Mr. Gibbons was granted an option on October 2, 2000 to purchase 150,000 shares of Common Stock at an exercise price of $2.25 per share.
(6)	Personal benefits consisting of meals and entertainment.

Option Grants in Fiscal 2003

There were no grants of stock options to any of the Named Executive Officers in fiscal 2003.

Fiscal Year-End Option Values

The following table sets forth the information regarding the value of stock options outstanding at June 30, 2003 held by each of the Named Executive Officers. No stock options were exercised by the Named Executive Officers in fiscal 2003.

	Number of Securities Underlying Unexercised Options at FY End(#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Jack T. Smith	45,000	—	—	—
Peter C. Gibbons	112,500	187,500	$3,375	$10,125
Elizabeth P. Daane	22,500	7,500	—	—

(1)	The value of the options is based on the difference between the option exercise prices and $0.44 (which was the closing sales price per share of the Common Stock on June 30, 2003 as reported on the Over the Counter Bulletin Board) multiplied by the number of shares of Common Stock underlying the option.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2003 concerning the shares of the Company’s Common Stock that are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average Exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	532,931	$5.99	1,152,132
Equity compensation plans not approved by security holders(2)	774,626	$1.42	0
Total	1,307,557	$3.29	1,152,132

(1)	Consists of the Internet America 1998 Nonqualified Stock Option Plan, the 1996 Incentive Stock Option Plan and the Employee and Consultant Stock Option Plan adopted in connection with Internet America’s acquisition of PDQ.Net, Inc. in 1999.

(2)	Includes the Stock Purchase Agreement dated August 6, 2001 between Internet America and Jack T. Smith for the purchase of 200,000 shares at $0.42 per share. See the further description below under

“Employment Contracts.” Includes nonqualified stock option agreements to purchase 574,626 shares entered into with certain current and former employees and directors. These nonqualified stock option agreements provide for annual vesting in four equal parts and a ten-year expiration date.

Employment Contracts

We entered into an agreement with Mr. Smith dated September 5, 2000 pursuant to which we agreed to (i) employ Mr. Smith as our Chief Executive Officer on an at will basis at an annual salary of $200,000, (ii) offer Mr. Smith the same benefits as provided to other senior executive officers, and (iii) pay the costs of Mr. Smith’s administrative assistant.

As part of this arrangement, we entered into a Stock Purchase Agreement dated September 5, 2000 with Mr. Smith, pursuant to which Mr. Smith purchased 200,000 shares of Common Stock from us at the price of $3.4375 per share, which was the closing market price of the stock on the date the Board of Directors approved the transaction. Of the total purchase price of $687,500, Mr. Smith paid $2,000 in cash and entered into a Promissory Note to the Company for the remaining amount. The Promissory Note was for the principal amount of $685,500, with interest accruing at the rate of 6.33% annually. Interest was payable each calendar quarter beginning on October 1, 2000 and continuing until July 1, 2007. All unpaid principal and interest was due and payable on August 29, 2007. The Promissory Note was secured by the 200,000 shares of Common Stock under a Pledge and Security Agreement also dated September 5, 2000.

Under the Stock Purchase Agreement, we agreed to pay to Mr. Smith as additional compensation on or before the due date of any interest payment under the Promissory Note, an amount which after all withholding required by applicable law equaled the next interest installment due on the Promissory Note. This amount could be paid by a credit to the accrued unpaid interest on the Promissory Note. No later than January 15 of each calendar year during the term of Mr. Smith’s employment, we would pay to Mr. Smith a cash bonus in an amount which after all withholding required by applicable law equals the federal income tax liability of Mr. Smith not previously withheld or paid by us for any such additional compensation. For a period of seven years after the date of the Stock Purchase Agreement, Mr. Smith had the right and option to sell all or any portion of the 200,000 shares to us for the price of $3.4375 per share. In the event that Mr. Smith’s employment with us was terminated for cause prior to the third anniversary of the Stock Purchase Agreement, for a period of 60 days after the date of such termination, we had the right and option to purchase from Mr. Smith, at a purchase price equal to $3.4375 per share, the following number of shares: (i) on or prior to the first anniversary: 200,000 shares; (ii) after the first anniversary but on or prior to the second anniversary: 133,333 shares; and (iii) prior to the third anniversary: 66,666 shares; provided, however, that this repurchase right would terminate immediately prior to any change in control of the Company. The purchase price upon exercise of this option would be applied to the outstanding balance of unpaid accrued interest and principal upon the Promissory Note and the balance, if any, would be paid in cash to Mr. Smith. Under the Stock Purchase Agreement, Mr. Smith had demand registration rights for all or any portion of the 200,000 shares of Common Stock.

Mr. Smith exercised the put option on August 6, 2001 with respect to 200,000 shares of common stock. Thus, we purchased back these shares at the price of $3.4375 per share, canceling the Promissory Note from Mr. Smith in the amount of $685,500.

We entered into a Stock Purchase Agreement dated August 6, 2001 with Mr. Smith, pursuant to which Mr. Smith purchased 200,000 shares of Common Stock from us at the price of $0.42 per share, which was the closing market price of the stock on the date of the agreement. Of the total purchase price of $84,000, Mr. Smith paid $2,000 in cash and entered into a Promissory Note to the Company for the remaining amount. The Promissory Note is for the principal amount of $82,000, with interest accruing at the rate of 6.33% annually. Interest is payable each calendar quarter beginning on October 1, 2001 and continuing until July 1, 2008. All unpaid principal and interest is due and payable on August 29, 2008. The Promissory Note is secured by the 200,000 shares of Common Stock under a Pledge and Security Agreement also dated August 6, 2001.

Under this Stock Purchase Agreement, we agreed to pay to Mr. Smith, while he was employed by the Company, as additional compensation on or before the due date of any interest payment under the Promissory Note, an amount which after all withholding required by applicable law equals the next interest installment due on the Promissory Note. This amount may be paid by a credit to the accrued unpaid interest on the Promissory Note. No later than January 15 of each calendar year during the term of Mr. Smith’s employment, we will pay to Mr. Smith a cash bonus in an amount which after all withholding required by applicable law equals the federal income tax liability of Mr. Smith not previously withheld or paid by us for any such additional compensation. For a period of seven years after the date of the Stock Purchase Agreement, Mr. Smith has the right and option to sell all or any portion of the 200,000 shares to us for the price of $0.42 per share. In the event that Mr. Smith’s employment with us is terminated for cause prior to the third anniversary of the Stock Purchase Agreement, for a period of 60 days after the date of such termination, we have the right and option to purchase from Mr. Smith, at a purchase price equal to $0.42 per share, the following number of shares: (i) on or prior to the first anniversary: 200,000 shares; (ii) after the first anniversary but on or prior to the second anniversary: 133,333 shares; and (iii) prior to the third anniversary: 66,666 shares; provided, however, that this repurchase right will terminate immediately prior to any change in control of the Company. The purchase price upon exercise of this option shall be applied to the outstanding balance of unpaid accrued interest and principal upon the Promissory Note and the balance, if any, shall be paid in cash to Mr. Smith. Under the Stock Purchase Agreement, Mr. Smith has demand registration rights for all or any portion of the 200,000 shares of Common Stock.

Upon Mr. Smith’s resignation in September 2003, we entered into a Consultation Agreement with Mr. Smith pursuant to which we agreed to pay Mr. Smith $10,000 per month for up to twelve months in exchange for his agreement to serve as a consultant and advisor on all matters related to the Company’s business with respect to which the Board of Directors or the Chief Executive Officer seeks his advice. Mr. Smith also agreed to serve as an advisory member of the Board of Directors. As an advisory Board member, Mr. Smith would attend Board meetings at the request of the Board but would not vote on Board matters.

We entered into an agreement with Mr. Gibbons in October 2000 pursuant to which we agreed to (i) employ Mr. Gibbons as Executive Vice President and Chief Operating Officer on an at will basis at an annual salary of $150,000, (ii) offer Mr. Gibbons the same benefits as provided to other senior executive officers and (iii) grant Mr. Gibbons stock options to purchase 150,000 shares of common stock. Mr. Gibbons was employed by the Company until September 2003.

Our Articles of Incorporation, as amended, provide that we shall indemnify our executive officers and directors to the fullest extent permitted by law. We have also entered into an agreement with each of our directors and certain of our officers in which we have agreed to indemnify each of them to the fullest extent permitted by law. In fiscal 2003, we indemnified two former directors for losses incurred by them in connection with certain litigation against them and the Company.

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, the Compensation Committee of the Board of Directors was comprised of Mr. Corona and William O. Hunt. The Compensation Committee is currently comprised of Messrs. Ladin and Corona. Mr. Ladin is Internet America’s Chief Executive Officer and was the President of PDQ.Net, Incorporated prior to Internet America’s acquisition of PDQ.Net in 1999. None of our executive officers currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions. None of our executive officers currently serves as a director of another entity with an executive officer serving on the Compensation Committee.

On September 18, 2001, we entered into a Letter of Credit Security Commitment Agreement with our then Chairman, William O. Hunt, to finance an appeal bond in the approximate amount of $3.3 million in connection with a judgment entered against us. Under this agreement, Mr. Hunt collateralized a letter of credit in the amount of $3.3 million and we agreed to pay Mr. Hunt a commitment fee of 8% per annum, paid quarterly. Under the Agreement, if we reduced the collateral amount by substituting an alternative collateral for the letter of credit, Mr. Hunt would have a ninety day option to purchase shares of Common Stock equal in value to all or a portion of the amount of the reduction, based on when it occurred. The purchase price per share would be equal to $0.35 (85% of the average closing price of the Common Stock for the ten trading days after the agreement was signed, subject to upper and lower limits of $0.65 and $0.35). If a reduction occurred within the six months following the agreement, Mr. Hunt could have purchased shares of Common Stock equal in value to one-half of the amount of the reduction, and if a reduction occurred after this six month period, Mr. Hunt could have purchased shares of Common Stock equal in value to the full amount of the reduction. In connection with a settlement of the judgment on May 6, 2003, the Company gave Mr. Hunt notice of its intent to reduce the amount of the financing in full, and the collateral was subsequently released on June 6, 2003. As a result, Mr. Hunt received an option to purchase 9,428,571 shares of Common Stock. On September 4, 2003, the Company entered into an agreement with Mr. Hunt to purchase the option for a nominal fee.

Under a Consulting Agreement dated April 20, 1999, which terminated April 19, 2003, Mr. Corona provided his services as an independent contractor in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services we requested from time-to-time. In November 1999 we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $10.00 per share as compensation under the Consulting Agreement. In addition, we reimbursed Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement

Stock Performance Graph

The following compares the cumulative total return among Internet America, Inc., the Nasdaq Market Index and the Media General Internet Service Provider Industry Group Index assuming $100 is invested on December 10, 1998 and dividends are reinvested.

	12/10/98	6/30/99	6/30/00	6/30/01	6/30/02	6/30/03
INTERNET AMERICA INC.	100.00	126.89	34.03	4.03	3.03	2.96
MG GROUP INDEX	100.00	238.60	217.94	38.38	21.25	23.79
NASDAQ MARKET INDEX	100.00	137.57	206.99	114.63	77.75	86.46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 18, 2001, we entered into a Letter of Credit Security Commitment Agreement with our then Chairman, William O. Hunt, to finance an appeal bond in the approximate amount of $3.3 million in connection with a judgment entered against us. Under this agreement, Mr. Hunt collateralized a letter of credit in the amount of $3.3 million and we agreed to pay Mr. Hunt a commitment fee of 8% per annum, paid quarterly. Under the Agreement, if we reduced the collateral amount by substituting an alternative collateral for the letter of credit, Mr. Hunt would have a ninety day option to purchase shares of Common Stock equal in value to all or a portion of the amount of the reduction, based on when it occurred. The purchase price per share would be equal to $0.35 (85% of the average closing price of the Common Stock for the ten trading days after the agreement was signed, subject to upper and lower limits of $0.65 and $0.35). If a reduction occurred within the six months following the agreement, Mr. Hunt could have purchased shares of Common Stock equal in value to one-half of the amount of the reduction, and if a reduction occurred after this six month period, Mr. Hunt could have purchased shares of Common Stock equal in value to the full amount of the reduction. In connection with a settlement of the judgment on May 6, 2003, the Company gave Mr. Hunt notice of its intent to reduce the amount of the financing in full, and the collateral was subsequently released on June 6, 2003. As a result, Mr. Hunt received an option to purchase 9,428,571 shares of Common Stock. On September 4, 2003, the Company purchased the option from Mr. Hunt for a nominal fee.

Under a Consulting Agreement dated April 20, 1999, which terminated April 19, 2003, Mr. Corona provided his services as an independent contractor in identifying and contacting potential acquisition candidates for us, as well as such other advisory and management services we requested from time-to-time. In November 1999 we granted Mr. Corona an option to purchase 75,000 shares of our Common Stock at an exercise price of $10.00 per share as compensation under the Consulting Agreement. In addition, we reimbursed Mr. Corona for all reasonable and necessary travel and other expenses incurred by him in performing his duties under the Consulting Agreement. Mr. Corona has received no other compensation under the Consulting Agreement.

We retained Carl Westcott LLC as our non-exclusive financial advisor under a letter agreement dated April 20, 1999. Mr. Corona was employed by Carl Westcott LLC from February 1999 to September 2002. Under the letter agreement, Carl Westcott LLC assisted us in identifying and contacting appropriate acquisition candidates, negotiating and structuring strategies, proposals, and transaction documents, conducting due diligence, analyzing the economic effects to us of a transaction, and completing other matters related to closing such transactions. In fiscal 2000, we paid Westcott LLC aggregate fees in the amount of $225,000 related to the acquisitions of NeoSoft, Inc., PDQ.Net, Inc. and subscribers of Pointe Communications Corporation, INTX Networking, L.L.C. and Kdi Internet Solutions. No fees have been paid to Westcott LLC since fiscal 2000.

We have a policy providing that all transactions between us and related parties are subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

INDEPENDENT AUDITORS

The Board of Directors has not yet selected our independent auditors for the year ended June 30, 2004. The Board is considering alternative auditors for fiscal 2004 due to price and service level considerations. For every fiscal year since 1998, including our most recent fiscal year, we have employed Deloitte & Touche as our independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Audit Fees

Deloitte & Touche has billed us aggregate fees of approximately $73,000 for professional services rendered for the audit of our financial statements for the year ended June 30, 2003 and for the reviews of our financial statements included in our Forms 10-Q for that year. Fees for audit services by Deloitte & Touche billed in fiscal 2002 and 2001 were $73,000 and $72,000, respectively. We have incurred no other fees to Deloitte & Touche for audit or other services in fiscal 2003, 2002 or 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. During the fiscal year ended June 30, 2003, we believe that our officers, directors and persons who own more than 10% of a registered class of our equity securities have timely filed all reports required by Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on our review of the copies of such forms received by us with respect to fiscal 2003, or written representations from certain reporting persons.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Any proposal which a shareholder intends to present at next year’s Annual Meeting of Shareholders must be received by us at our principal executive office not later than May 29, 2004 in order to be included in the proxy material for such meeting. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 must be received by us at our principal executive office not later than August 12, 2004. Such proposals should be sent to Internet America, Inc., Attention: Secretary, 350 North St. Paul, Suite 3000, Dallas, Texas 75201.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no other business to be presented for action at the meeting. As to any business which would properly come before the meeting, the Proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.

MISCELLANEOUS

All costs of solicitation of Proxies will be borne by us. In addition to solicitation by mail, our officers and employees may solicit Proxies by telephone or personally, without additional compensation.

We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and we may reimburse them for their out-of-pocket expenses incurred in connection therewith.

Our Annual Report to Shareholders, including financial statements for the fiscal year ended June 30, 2003, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

By Order of the Board of Directors

ELIZABETH PALMER DAANE Secretary

October 8, 2003

Dallas, Texas

ANNUAL MEETING OF SHAREHOLDERS OF

INTERNET AMERICA, INC.

November 12, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

     FOR ALL NOMINEES

☐ FOR ALL EXCEPT

     (See instructions below)

NOMINEES:

O William E. Ladin, Jr.

O Gary L. Corona

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERNET AMERICA, INC.

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2003 ANNUAL MEETING OF SHAREHOLDERS—NOVEMBER 12, 2003

The undersigned hereby appoints William E. Ladin, Jr. and Elizabeth Palmer Daane, each with power to act without the other and full power of substitution, as proxies of the undersigned and authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of common stock of Internet America, Inc. that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders to be held at the Adam’s Mark Hotel, 400 North Olive Street, Dallas, Texas 75201, on November 12, 2003, at 10:00 a.m. central time, and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS UNDER PROPOSAL NO. 1 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 2.

(Continued and to be signed on the reverse side)